EXHIBIT 10.14

[LEAP LETTERHEAD]

November 5, 2012

Mr. R. Perley McBride
2110 Bishop Pointe
Marietta, GA 30062

Dear Perley:

We are pleased to offer you employment with Cricket Communications, Inc. (“Cricket”). The terms of the offer are as follows:

1.
We will recommend that you be appointed as Executive Vice President and Chief Financial Officer of each of Cricket and Leap Wireless International, Inc. (“Leap,” and together with Cricket, the “Company”). Notwithstanding anything set forth below to the contrary, the terms of your employment with Cricket will be “at will” and your service as an officer will be at the pleasure of each of Leap's and Cricket's Board of Directors (the “Board”).

2.
You will receive a starting bi-weekly salary of $17,307.69 (if annualized, $450,000). The salary will be subject to annual merit-based consideration; however, this does not guarantee you will receive an increase annually. As an officer, your future salary adjustments/considerations will be at the option and sole discretion of Leap's Board or Compensation Committee and will generally be based on your performance, market-based compensation data and the Company's ability to provide such increases.

3.
With respect to periods of employment on and after January 1, 2013, you will have an opportunity to earn an annual cash bonus targeted at 80% of your annual base salary. The actual amount that you receive will be based on numerous factors, including Cricket's and your individual performance as determined by Leap's Board or Compensation Committee in its sole discretion.

4.
You will be eligible to receive cash bonuses in the aggregate principal amount of $300,000 (less applicable taxes), payable as follows: (i) $100,000 within 30 days of your start date; (ii) $100,000 within 30 days of the first anniversary of your start date; and (iii) $100,000 within 30 days of the second anniversary of your start date. All payments to be made to you are contingent solely upon your being an active, full-time employee of Cricket on the date any payment is to be made. If your employment with Cricket is terminated for any reason at any time prior to the date you are to receive a bonus payment, you will not be eligible for and will not receive the payment.

5.
Enclosed for your information you will find a comprehensive description of our benefits. In addition to your normal paid time off accrual as set forth in Cricket's Executive Benefits Program, you will accrue one additional week of paid time off annually. Therefore, your annual paid time off accrual for years one through five will be four weeks per year.

6.
We will facilitate your relocation from Marietta, Georgia to Houston, Texas or San Diego, California. A copy of our relocation package/program is enclosed for your review. To the extent that any of the relocation payments that we make result in taxable income to you, such payments will be grossed up to cover the applicable income taxes.

7.
Within 30 days of your employment, you will receive a temporary living allowance of $75,000 (this net amount will be grossed-up for taxes) for expenses associated with your working in San Diego, California. This allowance will be the total payment to you for temporary living costs (i.e., housing, rental car, travel from your home, etc.) for your first year of employment. In November 2013, you will receive a second temporary living allowance of $50,000 (again, this net amount will be grossed up for taxes), which will be the total payment to you for temporary living costs for your second year of employment.

8.
You will be eligible to participate in the Company's long term equity compensation program with recommended initial grants of (i) options to purchase 195,000 shares of Leap common stock and (ii) deferred stock units for 100,000 shares of Leap common stock. The stock options will have a four-year vesting schedule, vesting 25% per year. The deferred stock units will also vest over four years, with 25% vesting on the second and third anniversaries of the date of grant and 50% vesting on the fourth anniversary of the date of grant; provided, however, that for any deferred stock units to vest on the foregoing dates, the closing price of Leap's common stock for the prior 30-day period (or for a subsequent 30-day period) must be at or above the closing price of Leap's common stock on the date of grant and any unvested units will expire five years after the date of grant. At vesting, the units may be settled in shares of Leap common stock or cash, at the Company's election.

The foregoing recommended grants are subject to the approval of Leap's Board and/or Compensation Committee, and we generally expect such grants to be made effective as of the 14th day of the month following such approval.

9.
As an officer, you will be offered severance benefits in accordance with the Company's standard form of Severance Benefits Agreement for Executive Vice Presidents. Attached please find a sample copy of our standard form of severance agreement. We will sign a severance agreement with you during your first month of employment.

Please note that this offer of employment is contingent upon final approval of Leap's Compensation Committee, the favorable results of a drug and alcohol test, the results of a background investigation and your signing and agreeing to the terms of Cricket's Invention Disclosure, Confidentiality & Proprietary Rights Agreement. We will initiate the background investigation immediately.

To complete your pre-employment drug screen, you must visit an approved laboratory facility using your photo identification and instructions provided in the electronic donor registration document that has been emailed to you. Approved laboratory locations can be found online using the donor registration information. You must complete your pre-employment drug screen within three (3) business days of your email receipt of the electronic donor registration. Your prompt attention to this requirement is necessary as your registration will expire if not used within three business days.  If you are unable to comply with this requirement, please contact me immediately.

Please return a signed copy of this offer letter along with the attached Employment and Invention Disclosure, Confidentiality & Proprietary Rights Agreement. Please note that this offer is valid for five days from the date of this letter. If you have any questions, please do not hesitate to call me at (858) 882-6048.

Congratulations and welcome!

Sincerely,

/s/ Robert Irving

Robert Irving
Senior Vice President and General Counsel

I accept the offer of employment made to me by Cricket and agree to the terms set forth above.

Offer accepted:     R. Perley McBride_____            /s/ R. Perley McBride_________
Printed Name                 Signature